Exhibit 99.1

CONTACT: Mark Ties, CFO XATA Corporation 952-707-5600 mark.ties@xata.com
XATA Reports First Quarter Results
XATANET Subscription Sales Grow 44 Percent for the First Quarter
MINNEAPOLIS, February 7, 2008—XATA Corporation (Nasdaq:XATA), today reported sales for the first quarter ended December 31, 2007 of $7.7 million, flat with the $7.8 million recorded in the same period one year ago. The company’s legacy OpCenter product sales continue to decline consistent with expectations as new and existing customers launch or migrate to XATANET systems.
XATANET subscription sales for the first quarter of fiscal 2008 increased by 44 percent compared to the same period of fiscal 2007, bringing total subscribers to more than 21,000. This increase was fueled by a 12 percent year-over-year increase in XATANET unit sales during the quarter and continued low attrition of existing subscribers. For the quarter ended December 31, 2007, XATANET system and subscription sales contributed 78 percent of total net sales compared to 74 percent for the same period of fiscal 2007.
Operationally, total gross margin increased to 47 percent for the first quarter of fiscal 2008 compared to 46 percent for the comparable period of fiscal 2007, driven by improved margins in XATANET subscriptions and service revenue. XATANET gross margin as a percentage of sales for the first quarter of fiscal 2008 increased to 42 percent, compared to 38 percent for the first quarter of fiscal 2007, due to XATANET subscription margins improving to 57 percent for the first quarter of fiscal 2008 in comparison to 50 percent in the same period last year.
The company’s first quarter financial performance reflected increases in sales and marketing costs of approximately $0.8 million relative to the same period of fiscal 2007, driven by the continued investment in XATA’s branding strategy, its growing services business and enhancements in its direct sales model. As a result of increased operating expenses partially offset by improved margins, the Company reported a net loss for the quarter of $1.1 million, or $0.14 per share, compared to a net loss of $0.7 million or $0.09 per share, in the comparable period of fiscal 2007.

Subsequent to the first quarter of fiscal 2008:
•	XATA has closed the acquisition of GeoLogic Solutions, Inc. The combined companies reported $55.6 million of revenue for the trailing 12-month period ending December 31, 2007.

•	XATA also announced that SYSCO Corporation, North America’s largest foodservice marketer and distributor with more than 9,000 vehicles at 177 locations throughout the U.S. and Canada, selected the company as their preferred provider of onboard computer technology.
“XATANET subscription sales continue to grow as existing clients migrate from our legacy OpCenter product and new subscribers, such as SYSCO, realize the benefits of our software solution to their businesses,” said Jay Coughlan, XATA chairman and CEO. “With the acquisition of GeoLogic, we now have approximately 57,000 monthly subscribers and a footprint into the for-hire segment of the trucking industry, which according to FleetSeek database includes approximately 1.5 million vehicles.”
For the first quarter of fiscal 2008, Modified EBITDA (earnings before interest, taxes, depreciation, amortization, stock based compensation, impairment losses, and preferred stock dividends and deemed dividends) was a loss of $0.06 per share compared to a loss of $0.01 per share for the same period of fiscal 2007.
Non-GAAP vs. GAAP Financials
To supplement the Company’s consolidated financial statements presented in accordance with GAAP, the Company provides certain non-GAAP measures of financial performance. These non-GAAP measures include Modified EBITDA, which is earnings before interest, taxes, depreciation, amortization, stock based compensation, impairment losses and preferred stock dividends and deemed dividends, and Modified EBITDA per diluted share. The Company’s reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards, but are not a substitute for, or superior to, GAAP results.
These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance and ability to generate cash flow. In many cases non-GAAP financial measures are used by analysts and investors to evaluate the Company’s performance. Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in a financial table included below in this press release.
About XATA
Based in Minneapolis, MN, XATA Corporation (NASDAQ:XATA) is an expert in optimizing fleet operations by reducing costs and ensuring regulatory compliance for the trucking industry. With the introduction of XATANET in 2004, our customers now have access to vehicle data anywhere, anytime, through a fee-based subscription service. Our software and professional services help companies manage fleet operations, enhance driver safety and deliver a higher level of customer satisfaction. XATA provides expert services to develop the business processes required to deliver the profitability, safety and service level demanded by today’s competitive transportation environments. XATA was the first company to introduce electronic driver logs and exception-based management reporting. XATA now has 57,000 monthly subscribers using its technology. For more information, visit www.xata.com or call 1-800-745-9282.
Cautionary note regarding forward-looking statements.
This announcement includes forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Such statements are based on current expectations, and actual results may differ materially. The forward-looking statements in this announcement are subject to a number of risks and uncertainties including, but not limited to, the possibility of continuing operating losses, the ability to adapt to rapid technological change, cost and difficulties we may face in integrating the businesses of XATA and GeoLogic, dependence on positioning systems and communication networks owned and controlled by others, the receipt and fulfillment of new orders for current products, the timely introduction and market acceptance of new products, the ability to fund future research and development activities, the ability to establish and maintain strategic partner relationships, and the other factors discussed under “Risk Factors” in Part IA, Item 1 of our Annual Report on Form 10-K for the fiscal year ended September 30, 2007 (as updated in our subsequent reports filed with the SEC). These reports are available under the “Investors” section of our Web site at www.xata.com and through the SEC Web site at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

XATA CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)

	Three Months Ended
	December 31,
	2007	2006
	(Unaudited)
Net sales	$7,687	$7,774

Cost of sales	4,058	4,181
Selling, general and administrative	3,716	3,056
Research and development	1,040	1,174

Total costs and expenses	8,814	8,411

Operating loss	(1,127)	(637)
Net interest income	114	83

Loss before income taxes	(1,013)	(554)
Income tax expense	—	—

Net loss	(1,013)	(554)

Preferred stock dividends
and deemed dividends	(90)	(141)

Net loss to common shareholders	$(1,103)	$(695)

Net loss per common share — basic and diluted	$(0.14)	$(0.09)

Weighted average common and common share equivalents
Basic and Diluted	8,163	7,845

XATA CORPORATION
CONDENSED BALANCE SHEETS
(Amounts in thousands)

	December 31, 2007	September 30, 2007
	(Unaudited)
Current assets

Cash and cash equivalents	$9,138	$13,675
Accounts receivable, net	5,668	3,280
Inventories	1,636	2,672
Deferred product costs	867	752
Prepaid expenses	881	393

Total current assets	18,190	20,772

Equipment and leasehold improvements, net	3,806	1,583
Deferred product costs, non-current	1,766	1,798

Total assets	$23,762	$24,153

Current liabilities
Current portion of long-term obligations and deferred rent	$250	$161
Accounts payable	2,361	3,419
Accrued liabilities	3,177	3,548
Deferred revenue	4,003	3,105

Total current liabilities	9,791	10,233

Note and capital lease obligations, non-current	186	220
Deferred rent	884	98
Deferred revenue, non-current	6,407	6,524

Total liabilities	17,268	17,075

Shareholders’ equity
Common stock	26,227	25,845
Preferred stock	15,840	15,703
Accumulated deficit	(35,573)	(34,470)

Total shareholders’ equity	6,494	7,078

Total liabilities and shareholders’ equity	$23,762	$24,153

XATA CORPORATION
RECONCILIATION OF GAAP TO NONGAAP FINANCIAL MEASURES
(Amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	December 31,
	2007	2006
Net loss to common shareholders	($1,103)	($695)

Adjustments:
Net interest income	(114)	(83)
Stock-based compensation	382	401
Depreciation and amortization expense	250	158
Preferred stock dividends and deemed dividends	90	141

Total adjustments	608	617

Non-GAAP EBITDA (a)	($495)	($78)

Non-GAAP EBITDA per diluted share	($0.06)	($0.01)

Shares used in calculating non-GAAP EBITDA per diluted share	8,163	7,845

a)	Non-GAAP modified EBITDA represents earnings before interest, income taxes, depreciation, stock-based compensation, impairment losses and preferred stock dividends and deemed dividends. Modified EBITDA is a non-GAAP operating metric used by management in assessing the Company’s operating results and ability to meet its operating cash requirements. The Company’s definition of modified EBITDA may differ from the definition of EBITDA used by other companies and may not be comparable to similarly titled measures used by other companies. EBITDA is also a measure frequently requested by the Company’s investors and analysts. The Company believes that investors and analysts may use EBITDA, along with other information contained in its SEC filings, in assessing its ability to generate cash flow.